UBS Willow Fund, L.L.C.

This letter is being sent to you if you tendered your entire interest in the Fund.

Dear Investor:

UBS Willow Fund, L.L.C. (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

Since you have tendered your entire investment, you have been paid 95% of the amount requested, in accordance with the terms of the tender offer. The funds were wired directly into your UBS Financial Services brokerage account if you have a UBS Financial Services account. If you do not have a UBS Financial Services account, the funds were mailed directly in the form of a check to you at your mailing address as listed in the Fund's records.

The remaining 5% of the amount requested is a contingent portion of the repurchased interest and is valued based on the unaudited estimated net asset value of the Fund as of December 31, 2004, and is subject to year-end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest. The contingent portion, together with interest, will be paid (subject to audit adjustment) within approximately ten days after the conclusion of the 2004 year-end audit, or on such earlier date as the Fund's Directors may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of February 2005.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC Inc., at (877) 431-1973.

Sincerely,

UBS Willow Fund, L.L.C.

Enclosure

UBS Willow Fund, L.L.C.

This letter is being sent to you if you tendered a portion of your interest in the Fund.

Dear Investor:

UBS Willow Fund, L.L.C. (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal.

Since you have tendered a portion of your investment, you have been paid 100% of the amount requested in cash, in accordance with the terms of the tender offer. The funds were wired directly into your UBS Financial Services brokerage account if you have a UBS Financial Services account. If you do not have a UBS Financial Services account, the funds were mailed directly in the form of a check to you at your mailing address as listed in the Fund's records. You remain an investor with respect to the interest that you did not tender.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC Inc., at (877) 431-1973.

Sincerely,

UBS Willow Fund, L.L.C.

Enclosure